Exhibit 10.6

“TOP ADVANCER” Vessel Entrusted Management Agreement

Party A (Entrusting Party): TOP CREATION INTERNATIONAL (HK) LIMITED

Address: NO C.16/F,CHINAWEAL CENTRE 414-424 JAFFE ROAD,WANCHAI, HONG KONG

Party B: TOP WISDOM SHIPPING MANAGEMENT CO., LIMITED

Address: ROOM 2206, LIANQIANG INTERNATIONAL BUILDING, NO. 289 JIANGDONG MIDDLE ROAD, NANJING, JIANGSU PROVINCE, CHINA

In accordance with Chapter IV of the SOLAS Convention “Safety Management of Vessel” and the implementation requirements of the ISM Code and ISPS Code, Party A entrusts the management of the vessel “TOP ADVANCER” to Party B. To clarify their respective rights and obligations, Party A and Party B have agreed to sign the following agreement based on relevant laws and regulations, and on the basis of equality and voluntary mutual consent:

1. Entrusted Management of the Vessel:

Vessel Name: TOP ADVANCER           Port of Registry: Marshall Islands

Gross Tonnage: 36,314        Net Tonnage: 21,580        Deadweight Tonnage: 63,334.5

Classification Society: CCS       Main Dimensions: 199.9 * 32.26 * 18.5 M

Fully Loaded Draft: 13.3 M

IMO Number: 9736640        Call Sign: V7TI6         Date of Delivery: May 27, 2016

2. Management Period

2.1 The management period under this agreement shall commence from January 1, 2022, and the contract term shall be four years, with an adjustment period of two months before and after the term. Either Party A or Party B wishing to terminate the management agreement must provide written notice to the other party thirty days in advance.

2.2 Upon the expiration of the term of this agreement, if neither party raises any objections, the validity of this agreement will be automatically extended for one year.

3. Responsibilities of Both Parties

3.1 Responsibilities of Party B

3.1.1 During the term of this agreement, Party B shall ensure that its vessel management certification remains legally valid.

3.1.2 To ensure the establishment and implementation of an SMS and Vessel Security Plan that comply with ISM/ISPS Code requirements, Party B shall keep a valid copy of its DOC on board and promptly arrange for the vessel’s SMC and ISSC certificates. Party B shall assume the responsibilities and obligations conferred on the management company by the ISM/ISPS Code. These two sets of system documents shall be submitted to Party A for the record. Party B shall ensure that an ISM/ISPS internal audit is conducted on the vessel annually and arrange for an ISM/ISPS external audit in accordance with ISM/ISPS Code requirements.

3.1.3 Party B is responsible for selecting, interviewing, and providing technical training for the crew assigned to work on the entrusted vessel. Additionally, Party B is responsible for educating the crew on the safety management system rules.

3.1.4 Party B shall make its best efforts, based on its good vessel management experience, to provide management services to Party A, excluding shipping operations. Party B shall strive to offer high-quality services, reduce vessel management costs, and ensure that the management costs are competitive compared to similar types of vessels in the market, thereby improving Party A’s operational efficiency. Party B shall endeavor to maintain the vessel’s operational time exceeds 360 days annually.

3.1.5 Party B is responsible for promptly notifying Party A of major events related to vessel safety management. Party B shall minimize risks related to vessel safety, personal safety, and environmental protection. Additionally, Party B must inform Party A of any major incidents concerning vessel safety, personal injury, and environmental protection. When there is a conflict between vessel safety and anti-pollution measures with production, operations, and profitability, the management company should adhere to the principle of prioritizing safety and environmental protection. Without hindering the captain’s independent exercise of legal obligations and rights, the management company has the final decision-making authority on incidents involving vessel safety and anti-pollution measures.

3.1.6 Party B shall fulfill its vessel management responsibilities in accordance with its QSMS documents.

3.1.7 Party B shall provide SMS related records (including but not limited to evidence of compliance with ISM Code requirements), crew files and records (including but not limited to evidence that the crew meets the requirements of STCW95 and other relevant conventions, laws, and regulations), and report all ship-to-shore communications to Party A.

3.1.8 Upon taking over the vessel, Party B shall sign for the inventory of items and property on board from Party A and is responsible for maintaining the integrity and good condition of these items and property. Without Party A’s written permission, Party B shall not modify or replace the vessel’s mechanical equipment, cabins, structure, or electrical facilities.

3.1.9 Party B (the management company) shall not be liable for any loss, damage, delay, or expense (including but not limited to delay losses due to deviation) directly or indirectly arising from the performance of vessel management services. This exclusion of liability shall not apply if it is proven that such occurrences resulted solely from the negligence, gross negligence, or willful misconduct of Party B, its employees, agents, or any third parties employed by Party B for the needs of vessel management. In such cases, Party B’s liability for claims arising thereof shall not exceed two months of management fees per year.

3.1.10 During normal operation, whenever the vessel docks at Chinese ports, the Party B shall arrange personnel for vessel visits, and the expenses incurred shall be borne by Party B. Apart from this, Party B shall obtain Party A’s consent or if Party A requests, the expenses for arranging personnel to visit vessels abroad shall be borne by Party A.

3.2 Responsibilities of Party A

3.2.1 The vessels entrusted to Party B for management must be legally registered and classed.

3.2.2 Party A must operate and use the vessels entrusted to Party B in accordance with the law.

3.2.3 To comply with ISM regulations and other relevant rules, Party A must adopt the reasonable corrective and preventive measures proposed by Party B or those required by international conventions within the specified time frame.

3.2.4 Party A is responsible for timely informing Party B of operational updates regarding the vessels and essential information required for safety management.

4. Party B’s Management Services

4.1 Maritime Management

4.1.1 Party B shall promptly notify Party A and the vessel of new developments and requirements of various international conventions and port state controls, guiding the captain to formulate corresponding plans and measures.

4.1.2 Party B shall inspect the vessel’s nautical charts and publications to ensure compliance with international conventions, port state controls, and specific regional requirements.

4.1.3 Party B provide necessary safety guidance and conduct inspections on the provision of various required nautical publications for newly established routes and ports.

4.1.4 Party B shall monitor and track the vessel’s safety status, guiding the vessel to take appropriate measures to ensure safety during adverse weather conditions.

4.1.5 Based on the nature of the cargo, Party B shall provide guidance on stowage and management during transportation.

4.1.6 In case of complaints from third parties regarding cargo, maritime issues, or other aspects, Party B shall arrange for professionals to assist the captain in minimizing losses to the greatest extent possible.

4.2 Technical Management

4.2.1 Party B shall formulate the vessel’s annual maintenance and repair plans, as well as annual consumption plans for spare parts, materials, lubricants, and paint. Party B shall be responsible for the approval, ordering, supply, and management of spare parts, materials, paint, lubricants, and various chemicals. Party A has the right to board the vessel and review the execution of these plans at any time.

4.2.2 Party B shall manage the vessel’s certificates, ensuring that all certificates, except for the vessel’s registration certificate, are complete and valid.

4.2.3 Party B shall arrange for various inspections and repairs, prepare repair lists with Party A’s approval, arrange repair facilities, sign repair agreements, supervise on-site repairs, verify repair completion, and negotiate repair costs with the repair yard for Party A’s confirmation before settlement.

4.2.4 Party B shall review the vessel’s various technical reports, handle various correspondences, and file them (daily vessel status reports must be copied to Party A). Party B shall inspect and supervise the vessel’s maintenance work and report the vessel’s technical status to Party A quarterly. Party B shall provide quarterly reports on the inventory of materials and spare parts on board and relevant vessel system monthly and quarterly reports. For spare parts, materials, and any lubricant supplies exceeding a specified amount in USD or RMB , Party B shall report to Party A in writing, informing Party A of the inventory levels. Party A must respond within two working days upon receipt of the written notice; otherwise, it will be deemed as approved.

4.2.5 Party B shall guide the vessel in safety and pollution prevention efforts, actively responding to port state controls to prevent the vessel from being detained or subject to mandatory repairs.

4.3 Crew Management

4.3.1 Party B shall provide qualified crew members for Party A, ensuring that they comply with the STCW95 Convention and meet the requirements of any subsequent amendments regarding crew valid certificates and safe watchkeeping. Party B shall select captains, chief officers, chief engineers, and first engineers based on the vessel type, tonnage, engine type, and routes. Party A has the right to review and screen the qualifications of the crew members provided by Party B and has the right to reject any crew members and request Party B to reassign them.

4.3.2 Party B shall handle and maintain the validity of various certificates for the crew, ensuring that all crew members perform their duties.

4.3.3 Party B shall be responsible for handling emergencies such as crew illness, injury, or death and preparing all necessary claim documents.

4.3.4 Other detailed matters related to crew management shall be handled according to the “Crew Employment Contract.”

4.4 Vessel Insurance and Insurance Claims

4.4.1 Party A may authorize Party B in writing to negotiate and arrange vessel insurance matters. Party B shall promptly insure the vessel’s P&I, H+M, War Risk, FDD, and MII insurance based on the vessel’s condition, by referring to similar vessels managed by Party B and following Party B’s fleet insurance terms and rates. The insurance terms and rates must be communicated to and approved by Party A before insurance is taken out. Party B shall also arrange condition surveys and pre-loading inspections as required by the insurers.

4.4.2 In the event of an incident, including incidents under P&I, H+M, War Risk, FDD, and MII insurance, Party B shall promptly submit claims and settlements to the insurers as authorized by Party A, doing its utmost to protect the interests of the shipowner.

4.4.3 In the event of a major maritime incident, Party A shall lead in making decisions on maritime handling, with Party B actively cooperating in implementing various specific plans. Party B is responsible for collecting relevant evidence and preparing claim documents related to the maritime incident.

5. Expenses

5.1 The vessel management fee is USD 6000 per month.

5.2 If the vessel remains seaworthy for 360 days or more in a year (special inspections and intermediate repairs are considered seaworthy), Party A shall reward Party B with USD 5000 for each additional day, with settlement once a year.

5.3 Party B shall prepare an annual vessel management expense budget as required by Party A and carry out management work within this budget. The management expense budget should include all operational expenses related to vessel maintenance, spare parts, materials, and lubricants. Both parties need to review and assess this budget quarterly. Party B shall submit the actual expenditure for the month to Party A at the end of each month and provide corresponding explanations and justifications for any deviations from the budget.

5.4 Vessel cost expenses, such as lubricant fees, docking repair fees, voyage repair fees, spare parts fees, communication and navigation fees, materials fees, paint fees, chemicals fees, equipment renewal fees, crew expenses, weather and navigation fees, various inspection fees, external audit fees, insurance fees, etc., shall be borne by Party A. Additional costs arising from these expenses, such as various delivery handling fees, customs clearance fees, freight charges, import and export taxes, vessel handover fees, labor costs, etc., shall also be borne by Party A. When Party B arranges supplies and procurement, it must obtain quotes from at least two suppliers for comparison. Shipyard repairs and voyage repairs are to be quoted and reviewed by Party B, forming opinions for Party A’s approval. Party B is responsible for implementation and assessment of repair results. All discounts, commissions, and interest obtained by Party B in the course of managing the vessel shall be credited to Party A.

5.5 During the vessel management process, the travel allowances and expenses incurred by Party B’s management personnel during vessel repairs, visits, and business trips required by Party A shall be paid by Party A, based on the vouchers provided by Party B and confirmed by Party A.

5.6 Bonuses related to vessel self-repairs and other related vessel bonuses shall be implemented according to Party B’s current relevant standards, but Party B must submit the relevant regulations to Party A for approval and record.

5.7 Party B shall maintain accurate and correct financial accounts and provide them to Party A at the agreed time or upon request by Party A. Upon expiration of the agreement, Party B shall provide Party A with all relevant financial accounts and documents related to the vessel management, along with authorized copies.

5.8 Crew management expenses shall be covered by a separate agreement.

6. Expense Payment

6.1 The management fee shall be paid monthly, at the end of each month, and the amount shall be transferred to the account designated by Party B within the last three days of that month.

6.2.1 Minor vessel expenses (USD or RMB and below) shall be paid by Party B from the contingency funds and subsequently reimbursed by Party A.

6.2.2 Major vessel expenses (exceeding USD or RMB), shall be confirmed by Party A and directly paid by Party A, with the payment slip promptly sent to Party B for record.

6.3 The accounts of Party B’s expenses shall be reconciled by both parties quarterly in principle, and Party A may conduct spot checks on Party B’s accounts as necessary. Party B shall retain all original purchase contracts, repair contracts, payment vouchers, and other documents for verification by Party A. Upon termination of this agreement, Party B shall provide Party A with the required original account list and vessel-related documents.

6.4 Party A must settle all outstanding fees before the termination of the agreement.

7. Other Matters

7.1 Party B shall not engage in any activities that undermine or violate the laws and regulations of the flag state of the vessel or the trading areas of the vessel.

7.2 Party B shall personally fulfill its obligations under this agreement and shall not fully or partially delegate any of its obligations under this agreement to any other party without the written consent of Party A.

7.3 Party A may inspect the vessel at any time whenever necessary.

7.4 During the term of this management agreement, if the vessel is bareboat chartered, sold, suffers a total loss or constructive total loss, or is requisitioned, the agreement shall terminate. If either party violates the above terms, it shall promptly correct the violation. If the violation is not promptly corrected and causes losses to the other party, the violating party shall bear the liability for breach of contract, and the other party shall have the right to terminate this contract.

7.5 Upon termination of this agreement, Party B shall have the right to retrieve its DOC copy, SMC certificate, ISPS certificate, system documents, and vessel administrative documents, and shall return the vessel’s technical files to Party A.

7.6 Upon termination of this agreement, Party B shall actively cooperate to complete the vessel handover, ensuring the vessel remains seaworthy. The termination date shall be based on the actual date of vessel transfer. The monthly vessel management fees shall be settled based on the number of management days up to the actual transfer date in that month.

7.7 This agreement is made in two original copies, with Party A and Party B each holding one copy. The agreement shall become effective upon signing and sealing by both parties’ representatives.

7.8 This agreement is governed by the laws of the People’s Republic of China. Any disputes arising from the performance of this agreement shall be resolved through negotiation. If negotiation fails, both parties agree to submit the dispute to the Shanghai branch of the China Maritime Arbitration Commission for arbitration.

Party A: TOP CREATION INTERNATIONAL (HK) LIMITED	Party B: TOP WISDOM SHIPPING MANAGEMENT CO., LIMITED

Representative:	Representative:
Date:	Date: